Exhibit 10.10

Corporate Development Consultant Appointment Agreement

This Corporate Development Director Appointment Agreement (hereinafter referred to as “The Agreement”) shall become effective on August 1, 2022.

Party A: TOP WEALTH (International) Limited (hereinafter referred to as “Party A”), a company incorporated in the Hong Kong Special Administrative Region with its registered office located at 414-715, 7/F, Hong Kong Commercial Centre, 188 Connaught Road West, Sai Wan, Hong Kong.

Party B: Chen Haitong (hereinafter referred to as “Party B”), Hong Kong Identity Card No.

H439735 (7), whose current address is Unit E, 9/F, Block 1, 22 Conduit Road, Hong Kong.

Contract Details:

Party A officially appoints Party B as Party A’s corporate development consultant under the following conditions.

1.	Duration of Appointment

Party A hereby appoints Party B for a term of 10 months commencing from August 1, 2022 to June 30, 2023, or a date of successful listing of Party A or its affiliates in the United States, whichever occurs first, at which time the parties may negotiate for an extension of contract. The term of appointment may also be terminated earlier in accordance with the provisions of this Agreement.

2.	Duties and Responsibilities

Party A understands that Party B is providing services to Party A in the form of project management, and the nature of the services is consultancy, and the duties of Party B include:

2.1.	to assist Party A in formulating corporate development strategies and participate in their implementation; and

2.2.	to assist Party A in formulating capital financing strategies and to participate in the coordination and management of the financing process.

3.	Terms of Appointment

3.1.	Consultancy fees

The consulting fee of Party B is divided into fixed fee and stock option.

1)	Fixed Fee

The fixed fee for the duration of appointment is HK$100,000 per month, payable at the end of each month, for a total of HK$1,000,000 (“Fixed Fee”). If Party A or its affiliates successfully listed in the United States in less than 10 months, Party A will pay to Party B for the remaining unpaid Fixed Fee within 5 business days after the date of listing. If Party A or its affiliates have not completed the listing exercise by June 30, 2023, Party B is obligated to continue to assist Party A or its affiliates in completing the listing in United States without additional fixed fees payable by Party A to Party B. The Fixed Fee will be paid at a rate of HK$100,000 per month after Party A raised US$2,500,000 for pre-listing fund, and pay back the Fixed Fee previously incurred. If Party A raised US$1,500,000 for pre-listing fund, the Fixed Fee will be paid at HK$50,000 per month after pay back the Fixed Fee previously incurred, the unpaid balance will be paid within 5 working days after the date of listing. If Party A does not raise US$1,500,000 before the listing, the Fixed Fee will be paid to Party B within 5 working days after the completion of listing.

2)	Stock options

In view of Party A is planning to restructure and establish a holding company for listing on the New York Stock Exchange or the NASDAQ in the United States (“The Party A’s Listed Company”). Party A will grant Party B a stock option of the Party A’s Listed Company with the following conditions:

i. Quantity: a percentage of the total number of shares before public offering of the Party A’s Listed Company (4%). ii. Exercise price per stock option: fifty percent of the issue price of new public offering shares of the Party A’ Listed Company (50%)

(iii) Exercise period: The above options shall be exercised for one third of each anniversary of the listing of the Party A’ Listed Company, and all options shall be exercised after three anniversaries of the listing. All stock options must be exercised within 60 months after the listing of Party A, otherwise the unexercised portion shall be null and void.

3.2.	Business expenses

Party A shall reimburse Party B for reasonable travel and other business expenses incurred by Party B in performing its duties under this Agreement after Party B submits detailed invoices of expenses in accordance with the format specified by Party A.

4.	Termination of this Agreement

4.1.	Early termination of this Agreement

During the term of this Agreement, Party A and Party B may terminate this Agreement by giving written notice to the other party at least three months prior to the date of termination or by paying a maximum of three months’ notice in lieu of notice to terminate this Agreement. Party A shall not use this clause to circumvent the obligations of clause 3.1 above.

4.2.	Termination of this Agreement by Party A

Party A may terminate the appointment with Party B for the following reasons.

1)	Any theft, fraud, deception or falsification of any appointment or company records.

2)	improperly disclosing our material secrets or proprietary information; and

3)	any violation of this Agreement which is not corrected after 30 days of written notice to correct.

4.3.	Cooperation

Upon receipt of the notice of termination, Party B shall assist Party A, upon Party A’s reasonable request, to hand over Party B’s responsibilities and ensure that Party A is aware of all matters handled by Party B.

4.4.	Compensation after notice of termination of appointment

If Party A terminated Party B’s appointment for any reasons above, the Clause 3.1 of this Agreement shall apply. Party B shall continue to work normally during the notice period after written notice is given by Party A or Party B.

5.	Confidentiality Agreement

Whereas trade secrets are an important part of Party A’s assets and are the result of Party A’s efforts over the years, and Party A had invested heavily in the research, development and maintenance of such trade secrets, Party B was employed by or serve with Party A, and Party B has access to trade secrets from Party A during the employment or service; Party A has paid Party B for the work performed; and Party B understands that disclosure of Party A’s trade secrets would be extremely detrimental to Party A. In order to protect Party A’s trade secrets and to safeguard the long-term interests of Party A and Party B, Party B shall keep Party A’s trade secrets and other related matters during and after employment, and Party B undertakes to comply with this Agreement and make the following confidentiality statement:

In view of the fact that Party B has been informed of the contents of Party A’s confidential information and clearly understands Party B’s duty and obligation of confidentiality, Party B hereby only makes the following declaration:

1)	Party B shall not disclose to any other person any financial information, suppliers’ lists, pricing data, sources of supply, technical, electronic information, methods, product design information, market information, benchmarks, performance standards, or any other confidential and/or proprietary information owned by or licensed to Party A or Party A’s customers (“Customer”), including but not limited to, trade secrets, inventions, patents or copyrighted information (collectively, “Confidential Information”) without Party A’s consent..

2)	Party B shall be responsible for the protection of trade secret assets which Party B access or use in the course of work during the services period, containing, recording, storing or printing any Confidential Information, etc., including facilities, equipment, computers, documents, publications and formulas from loss, destruction and access to their contents and use by any other person.

3)	The obligation of confidentiality extends to the termination of Party B’s services, and Party B shall not disclose its confidential information to any person without our consent after Party B’s departure.

4)	Party B agrees that Party A has the right to terminate this Agreement immediately in the event of any disclosure of the above Confidential Information.

6.	Prohibition of Appointment

Party B agrees not to attempt to appoint any other employee or independent contractor of Party A, or encourage or attempt to encourage any other employee or independent contractor to terminate his or her appointment with Party A, during the term of his or her employment with Party A and for a period of 2 years after the termination of this Agreement, whether the termination is voluntary or involuntary, with or without cause, and whether or not the termination is solely due to the expiration of this Agreement.

7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

8.	Modification

This Agreement may be amended only by the written signatures of Party A and Party B duly authorized representatives.

9.	Validity of Terms

All restrictions contained in this Agreement shall survive the termination of this Agreement and shall remain in effect until the time specified in the restrictions.

10.	Restrictions on Rights

Without Party A express written consent, Party B shall have no express or implied right to

1)	to guarantee the credit of Party A or any other of Party A’s personnel.

2)	bind Party A by any contract, this Agreement, note, mortgage, etc.

3)	to waive or discharge any debt due from Party A unless Party A has received the full amount.

4)	sell, mortgage, transfer or otherwise dispose of any of Party A’s assets.

11.	Invalidity; severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of the other provisions of this Agreement, and this Agreement shall be construed in full as if such invalid or unenforceable provision were not included.

12.	Completion of this agreement

This Agreement contains, either orally or in writing, this entire Agreement and all prior agreements and understandings in lieu hereof relating to the subject matter hereof, and this Agreement shall be changed only upon a waiver, alteration, modification, amendment or release in writing signed by the parties hereto.

In consideration of the foregoing, the parties agree to enter into this Agreement.

Fu Yuan Group (International) Limited Haitong Chen

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